Exhibit 99.1

NEWS RELEASE

CPS Announces $202.3 Million Senior Subordinate Asset-Backed Securitization

LAS VEGAS, Nevada, June 10, 2020 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its second term securitization in 2020. The transaction is CPS's 36th senior subordinate securitization since the beginning of 2011 and the 19th consecutive securitization to receive a triple “A” rating from at least two rating agencies on the senior class of notes.

In the transaction, qualified institutional buyers purchased $202.3 million of asset-backed notes secured by $221.9 million in automobile receivables originated by CPS. The sold notes, issued by CPS Auto Receivables Trust 2020-B, consist of five classes. Ratings of the notes were provided by Standard & Poor’s and DBRS, and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount (in millions)	Interest Rate	Average Life (years)	Price	S&P’s Rating	DBRS Rating
A	$ 94.40	1.15%	.62	99.99741%	AAA	AAA
B	$ 29.84	2.11%	1.68	99.99071%	AA	AA
C	$ 34.39	3.30%	2.31	99.98640%	A	A
D	$ 21.30	4.75%	3.14	99.98087%	BBB	BBB
E	$ 22.41	7.38%	3.93	99.98509%	BB-	BB

The weighted average coupon on the notes is approximately 4.09%.

The 2020-B transaction has initial credit enhancement consisting of a cash deposit equal to 1.25% of the original receivable pool balance and overcollateralization of 8.80% of the original receivable pool balance. The transaction agreements require accelerated payment of principal on the notes to reach overcollateralization of the lesser of 13.00% of the original receivable pool balance, or 37.50% of the then outstanding pool balance.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844-878-CPSS (844-878-2777)